Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Stock Option and Incentive Plan of CRISPR Therapeutics AG of our reports dated February 25, 2019, with respect to the consolidated financial statements of CRISPR Therapeutics AG and the effectiveness of internal control over financial reporting of CRISPR Therapeutics AG included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 29, 2019